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June 4, 1998

Mr. Craig T. Monaghan
146 Armand Road
Ridgefield, CT 06877

Dear Craig:

This letter confirms our offer to you as Chief Financial Officer for iVillage. Your date of hire will be Wednesday, June 17, 1998.

You will receive a semi-monthly salary of $7,291.67 (which is an annual salary of $175,000). In addition, you will receive an option to purchase 460,000 iVillage shares (1% post series D) at a strike price of $2.00 per option. The options will vest over a period of four (4) years at 25% per annum, starting on your date of hire. You retain the right to elect non-qualified options. The iVillage Stock Option Plan is incorporated by reference in this offer. In the event your position is eliminated or you are terminated as a direct result of a change of control, your stock options will accelerate and vest immediately.

You are also eligible for the iVillage Bonus Plan. Your bonus target is 60% of your annual salary. The iVillage Bonus Plan is based on semi-annual financial targets determined by the CEO and Board and paid out in semi-annual bonus periods. The first bonus period from January 1 through June 30 consists of one-half of the bonus target (30% of annual salary). The second bonus period from July 1 through December 31 consists of the other half of the bonus target (remaining 30% of annual salary). For 1998, the financial targets are revenue numbers used in our financing. This year, you are eligible for the second bonus period from July l through December 31. The revenue target for this second bonus period is 20 million dollars. The company must reach a minimum of 80% of its semi-annual financial target (16 million dollars) for you to be entitled to a minimum bonus of 80% of your semi-annual bonus target.

As of your date of hire, you and your family will receive medical benefits through an Oxford plan and dental benefits through a First Fortis plan. iVillage does not require employees to contribute to these plans, however, iVillage reserves the right to institute a small co-payment for health insurance in the future, if necessary. You are also eligible to participate in iVillage's 401-k plan, which is not company matched, as of your date of hire.

You may expense up to $1500 per month to be applied toward rent for a New York apartment and monthly parking expenses for a period of 24 months. This subsidy will commence with the start of your lease.


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If, for any reason, iVillage terminates your employment without cause (for cause means gross negligence, criminal actions, gross insubordination and drug or alcohol abuse), you will receive a severance package equal to one year's base salary to be paid monthly commencing upon execution of appropriate termination and release agreements. Severance will end with start date of employment or consulting arrangement with a new company.

This letter and all of the exhibits attached hereto contain all of your terms of employment with the Company and supercedes any prior representation or agreements, whether oral or written, between you and the Company.

We are excited about having you on our team and know that your background, experience and expertise will be a tremendous asset here at iVillage.

If you have any questions, please feel free to call me at 212-206-3110 or Candice Carpenter at 212-206-3103 or 212-628-4368.

Sincerely,

/s/ Serina Pak

Serina Pak
Director, Human Resources

cc:  C. Carpenter

ACCEPTED AND AGREED BY:

/s/ Craig Monaghan                                      6/4/98
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Craig Monaghan                                       Date